EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The following is a listing of the significant subsidiaries of Acacia Research Corporation:

Jurisdiction of Incorporation

Acacia Global Acquisition LLC and subsidiaries	Delaware

Acacia Research Group, LLC, formerly Acacia Patent Acquisition, LLC and subsidiaries	Delaware

Acacia Global Acquisition LLC and Acacia Research Group, LLC, wholly own multiple consolidated operating subsidiaries, that are included in Acacia Research Corporation's consolidated financial statements included elsewhere herein, each of which are separate and distinct legal entities, and all of which are in the patent acquisition, development, licensing and enforcement business.  All of the operating subsidiaries wholly owned by Acacia Global Acquisition LLC and Acacia Research Group, LLC operate in the United States.